EXHIBIT 5.1

April 22, 2004

Equinix, Inc.

301 Velocity Way

Foster City, CA 94404

Re: REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-3 filed by Equinix, Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”) on April 22, 2004 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of up to 2,500,000 shares of the Company’s Common Stock of certain stockholders of the Company (the “Shares”). As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares.

It is our opinion that the Shares are legally and validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the said Registration Statement, and further consent to the use of our name wherever appearing in said Registration Statement, including the prospectus constituting a part thereof, and in any amendment or supplement thereto.

Very truly yours,

/s/    Gunderson Dettmer Stough

Villeneuve Franklin & Hachigian, LLP

GUNDERSON DETTMER STOUGH

VILLENEUVE FRANKLIN & HACHIGIAN, LLP